August 9, 2000



ACM Government Income Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105

Ladies and Gentlemen:

         We have acted as counsel to Alliance Bond Fund, Inc.
(the "Corporation") in connection with the transfer of all of the assets and liabilities of Alliance Mortgage Securities Income Fund, Inc., a Maryland corporation ("Alliance Mortgage"), and Alliance Limited Maturity Government Fund, Inc., a Maryland corporation ("Alliance Limited" and, collectively with Alliance Mortgage, the "Companies"), to the Corporation on behalf of its U.S. Government Portfolio (the "Fund"), and the issuance of shares of the Fund's Class A Common Stock, Class B Common Stock and Class C Common Stock, $.001 par value per share (each a "Class" and, collectively the "Shares"), pursuant to proposed Agreements and Plans of Reorganization and Liquidation (the "Agreements") between the Corporation on behalfof the Fund and each of the Companies.


         We have examined the Charter and By-Laws of the Corporation, and a copy of its Registration Statement on Form N-14 of which this opinion forms a part (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended
(the "1933 Act"). In addition, we have examined and relied upon a certificate of the Assistant Secretary of the Corporation certifying that the Agreements presented to us are in the form approved by the Board of
Directors of the Corporation and further certifying the resolutions of the Board of Directors of the Corporation approving the Agreements and authorizing the issuance of the Shares pursuant thereto. We have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as we have deemed
necessary to render the opinion expressed herein.   We have assumed,
without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.





         Based on such examination, we are of the opinion and so advise you that the Shares of the Fund to be issued in accordance with the terms of the Agreements, to the extent that the number of Shares to be issued by the Fund and distributed to shareholders of Alliance Mortgage and Alliance Limited, does not exceed the number of authorized and unissued shares on the issuance date, when so issued, will constitute validly issued, fully paid and nonassessable shares under the laws of the State of Maryland.

         We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the captions "Summary - Federal Income Tax Consequences" and "Information About the Proposed Transactions - Federal Income Tax Consequences" in the Prospectus/Proxy Statement included therein, and under the caption "General Information - Counsel" contained in the Statement of Additional Information of the Fund also included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by
Section 7 of the 1933 Act.

         Please be advised that we are opining as set forth above as members of the bar of the State of New York. This opinion does not extend to the securities or "blue sky" laws of any state. As to the matters of Maryland law underlying the foregoing opinion, we have relied on the opinion of Venable, Baetjer & Howard, LLP, dated August 10, 2000, a copy of which is included in the Registration Statement as Exhibit 11(b).

                             Very truly yours,























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